UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2007

STARTEK, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Cook Street, 4th Floor, Denver, Colorado	80206
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 399-2400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 12, 2007, StarTek USA, Inc. (StarTek) and T-Mobile USA, Inc. (T-Mobile), entered into a Services Agreement and Statement of Work (together, the “Agreement”). Pursuant to the Agreement, StarTek will provide various call center and customer care services. T-Mobile will pay StarTek fees based on usage and other customary fees for the services provided under the provisions of the Agreement.

The Agreement is effective as of October 1, 2007 and has an initial term of two years. The Agreement automatically renews for periods of one year, unless either party provides written notice of non-renewal to the other party at least sixty days prior to the expiration of the then current term. T-Mobile may terminate the Agreement upon giving at least ninety days prior written notice to StarTek. Either party may terminate the Agreement upon breach (which, in some cases, only occurs after failure to cure within a certain period), certain insolvency events of the other party, or a force majeure event that persists or is reasonably likely to persist for 30 days. Upon expiration or termination of the Agreement, the parties are to cooperate with each other to effectuate an orderly transition of the business for a period of time not to exceed ninety days.

Item 1.02    Termination of a Material Definitive Agreement.

Effective upon execution of the Agreement, the Master Services Agreement and Statements of Work effective August 1, 2005 and dated September 20, 2005, as amended, between StarTek and T-Mobile, terminated.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

Date: October 15, 2007	By:	/s/ A. Laurence Jones

A. Laurence Jones

Chief Executive Officer and President